Exhibit 15.1

AWARENESS LETTER FROM GRANT THORNTON LLP

Raptor Pharmaceutical Corp.
7 Hamilton Landing, Suite 100
Novato, CA 94949

We have reviewed, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the unaudited interim condensed consolidated financial information of Raptor Pharmaceutical Corp. for the three-month period ended March 31, 2013, the three- and six-month periods ended June 30, 2013 and the three- and nine-month periods ended September 30, 2013, as indicated in our reports dated March 17, 2014; because we did not perform an audit, we expressed no opinions on that information.

We are aware that our reports referred to above, which were included in your Quarterly Reports on Form 10-Q/A for the quarters ended March 31, 2013, June 30, 2013 and September 30, 2013 are being used in this Registration Statement.

We also are aware that the aforementioned reports, pursuant to Rule 436(c) under the Securities Act of 1933, are not considered a part of the Registration Statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ GRANT THORNTON LLP
San Francisco, California
March 2, 2015